                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           PARTNERSHIP ACQUISITION CO.
                                       and
                              CONDO ACQUISITION CO.
                                (as Purchasers),

                            FORTRESS MANAGEMENT, INC.
                                       and
                         FORTRESS HOLDING-VIRGINIA, LLC.
                                (as the Partners)

                                       and

                                THE PARTNERSHIPS
                     (listed on the signature pages herein)


                            dated as of June 14, 2002

                                TABLE OF CONTENTS


                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                                                                     Page
                                                                                                                      No.
                                                                                                                      ---
ARTICLE I  THE MERGER............................................................................................     2
         1.01  The Merger........................................................................................     2
         1.02  Closing...........................................................................................     2
         1.03  Deposit Amount....................................................................................     2
         1.04  Effective Time....................................................................................     3
         1.05  Organizational Documents of the Surviving Entities................................................     3
         1.06  Directors and Officers of the Surviving Entities..................................................     3
         1.07  Effects of the Merger.............................................................................     3
         1.08  Pre-Tax Loss Adjustment...........................................................................     3
         1.09  Insurance Matters.................................................................................     4
         1.10  401(k) Plan.......................................................................................     4
         1.11  Sale of Fortress Management Shares................................................................     5
         1.12  Indemnity Agreement...............................................................................     5
         1.13  Further Assurances................................................................................     6

ARTICLE II  CONVERSION OF THE PARTNERSHIP INTERESTS..............................................................     6
         2.01  Conversion of the Partnership Interests...........................................................     6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE PARTNERS AND THE PARTNERSHIPS.................................     6
         3.01  Formation; Qualification; Capitalization..........................................................     6
         3.02  Authority.........................................................................................     7
         3.03  No Conflicts......................................................................................     7
         3.04  Governmental Approvals and Filings................................................................     8
         3.05  No Continuing Obligations.........................................................................     8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASERS.........................................................     8
         4.01  Organization......................................................................................     8
         4.02  Authority.........................................................................................     8
         4.03  No Conflicts......................................................................................     8
         4.04  Financing.........................................................................................     9

ARTICLE V  COVENANTS OF THE PARTNERS AND THE PARTNERSHIPS........................................................     9
         5.01  Regulatory and Other Approvals....................................................................     9
         5.02  Conduct of Business...............................................................................     9
         5.03  Fulfillment of Conditions.........................................................................    10

ARTICLE VI  COVENANTS OF PURCHASER...............................................................................    10

         6.01  Regulatory and Other Approvals....................................................................    10
         6.02  Fulfillment of Conditions.........................................................................    10

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF PURCHASERS.............................................................    11
         7.01  Representations and Warranties....................................................................    11
         7.02  Performance.......................................................................................    11
         7.03  Officers' Certificates............................................................................    11
         7.04  Orders and Laws...................................................................................    11
         7.05  Regulatory Consents and Approvals.................................................................    11

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF THE PARTNERSHIPS......................................................    12
         8.01  Representations and Warranties....................................................................    12
         8.02  Performance.......................................................................................    12
         8.03  Officers' Certificates............................................................................    12
         8.04  Orders and Laws...................................................................................    12
         8.05  Regulatory Consents and Approvals.................................................................    12
         8.06  Waiver Letter.....................................................................................    13
         8.07  Computer Access and Transfer Agreement............................................................    13

ARTICLE IX  SURVIVAL; NO OTHER REPRESENTATIONS...................................................................    13
         9.01  Survival; No Other Representations................................................................    13

ARTICLE X  TERMINATION...........................................................................................    13
         10.01  Termination......................................................................................    13
         10.02  Effect of Termination............................................................................    14

ARTICLE XI  DEFINITIONS..........................................................................................    14
         11.01  Definitions......................................................................................    14

ARTICLE XII  MISCELLANEOUS.......................................................................................    18
         12.01  Notices..........................................................................................    18
         12.02  Entire Agreement.................................................................................    19
         12.03  Expenses.........................................................................................    20
         12.04  Mortgage Services Arrangement....................................................................    20
         12.05  Public Announcements.............................................................................    20
         12.06  Confidentiality..................................................................................    20
         12.07  Waiver...........................................................................................    20
         12.08  Amendment........................................................................................    21
         12.09  No Third Party Beneficiary.......................................................................    21
         12.10  No Assignment; Binding Effect....................................................................    21
         12.11  Headings.........................................................................................    21
         12.12  Invalid Provisions...............................................................................    21
         12.13  Governing Law....................................................................................    21
         12.14  Counterparts.....................................................................................    21

                              EXHIBITS AND ANNEXES

EXHIBIT A       -     Escrow Agreement
EXHIBIT B-1     -     Officer's Certificate
EXHIBIT B-2     -     Officer's Certificate
EXHIBIT C-1     -     Secretary's Certificate
EXHIBIT C-2     -     Secretary's Certificate
EXHIBIT D       -     Officer's Certificate of Purchaser
EXHIBIT E       -     Secretary's Certificate of Purchaser
EXHIBIT F       -     Waiver Letter
EXHIBIT G       -     Computer Access and Transfer Agreement
EXHIBIT H       -     Joint Venture Agreement

ANNEX I         -     Allocation of Merger Consideration among the Partnerships
ANNEX II        -     Allocation of Escrow amount among the Partners

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER, dated as of June 14, 2002, is made and entered into by and among Partnership Acquisition Co., a Texas corporation ("Homebuilding Purchaser"), and Condo Acquisition Co., a Texas corporation ("Condo Purchaser" and, together with Homebuilding Purchaser, "Purchasers"), each of the limited partnerships referred to below (each, a "Partnership" and collectively, the "Partnerships"), Fortress Management, Inc., a Texas corporation and sole general partner of each Partnership ("Fortress Management"), and Fortress Holding-Virginia, LLC, a Delaware limited liability company and sole limited partner of each Partnership ("FHV" and, together with Fortress Management, the "Partners"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

                              W I T N E S S E T H:

         WHEREAS, Fortress Management is the sole or managing general partner of each of the following Partnerships: Wilshire Homes, Ltd., a Texas limited partnership, Wilshire Homes San Antonio, Ltd., a Texas limited partnership, Buffington Homes of Texas, Ltd., a Texas limited partnership (collectively, the "Homebuilding Partnerships"), Cahill Condo Partners, Ltd., a Texas limited partnership, and Retreat at Anderson Oaks, Ltd., a Texas limited partnership (collectively, the "Condo Partnerships");

         WHEREAS, FHV is the sole limited partner of each Partnership;

         WHEREAS, Purchasers and Fortress Management each have determined that it is in the best interests of Purchasers and Fortress Management (in its individual capacity, as the sole or managing general partner of each Partnership) to merge each Partnership with and into Purchasers and each has approved the merger of each Partnership, upon the terms and subject to the conditions contained herein (the "Merger");

         WHEREAS, FHV has approved the merger of the Partnerships into Purchasers in accordance with the terms of this Agreement;

         WHEREAS, upon the consummation of the Merger, the Partners will have the right to receive cash consideration for each of their partnership interests in the Partnerships (the "Partnership Interests"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger of each Partnership shall qualify, under the provisions of Section 1001 of the Code, as a sale of all of the assets of each such Partnership in exchange for each such Partnership's allocable share of the Merger Consideration (as defined hereafter) as set forth on Annex I hereto, followed by a distribution of the Merger Consideration by each Partnership to its respective Partners in complete liquidation of each Partnership.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER


         1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.04), each Homebuilding Partnership shall be merged with and into Homebulding Purchaser and each Condo Partnership shall be merged with and into Condo Purchaser in accordance with the Revised Limited Partnership Act of the State of Texas (the "TRLPA"), whereupon the separate existence of each Partnership shall cease and Purchasers shall continue as the surviving entities of the Merger (the "Surviving Entities"). The Partnerships and Purchasers are sometimes referred to herein as the "Constituent Entities". As a result of the Merger, the Partnership Interests of each Partnership shall be converted and cancelled in the manner provided in Article II.

         1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Articles VII and VIII, the closing of the Merger (the "Closing") will take place at the offices of Town & Country Title, Austin, Texas, at 10:00 a.m., local time, on the later to occur of (i) June 26, 2002 or
(ii) the second Business Day after the day on which the last of the conditions set forth in Articles VII and VIII has been satisfied or waived, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing, Purchasers will pay the Merger Consideration (as defined in Section 2.01(a)) to the Partners in accordance with Annex I hereto, less each Partner's pro rata share of the Deposit Amount, by wire transfer of immediately available funds to the account of the Partners listed in Section 12.01. At the Closing there shall also be delivered to the Partners, the Partnerships and Purchasers the certificates and other documents and instruments required to be delivered under Sections 7.03 and 8.03.

         1.03 Deposit Amount. Upon execution of this Agreement, Purchasers will deliver to Forrest Walpole, Esq., as escrow agent (the "Escrow Agent"), an amount in cash equal to $1,500,000 (the "Deposit Amount"), by wire transfer of immediately available funds to the account of the Escrow Agent set forth in
Section 10 of the escrow agreement being entered into on the date hereof by and among the Partners, Purchasers and the Escrow Agent, in the form of Exhibit A hereto (the "Escrow Agreement"). At the Closing, the Escrow Agent shall deliver the Deposit Amount to the Partners, and the Partners shall apply the Deposit Amount towards payment of the Merger Consideration.

         1.04 Effective Time. At the Closing, certificates of merger (the "Certificates of Merger") shall be duly prepared and executed by the Surviving Entities and each Partnership and thereafter promptly delivered to the Secretary of State of the State of Texas for filing, as provided in Section 2.11 of the TRLPA, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the applicable Certificate of Merger with the Secretary of State of the State of Texas (the date and time of such filing being referred to herein as the "Effective Time").

         1.05 Organizational Documents of the Surviving Entities. The articles of incorporation of Purchasers before the Merger of each Partnership shall be and remain the articles of incorporation of Purchasers after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with law and Purchasers' articles of incorporation. The bylaws of Purchasers as in effect at the Effective Time shall be and remain the bylaws of Purchasers as the Surviving Entities, until the same shall thereafter be altered, amended, or repealed in accordance with law, Purchasers' articles of incorporation or such bylaws.

         1.06 Directors and Officers of the Surviving Entities. At the Effective Time, each of the persons who was serving as an officer of a Purchaser immediately prior to the Effective Time shall continue to be an officer of such Purchaser and shall continue to serve in such capacity at the pleasure of the board of directors of such Purchaser or, if earlier, until their respective death or resignation. At the Effective Time, each of the persons who was serving as a director of a Purchaser immediately prior to the Effective Time shall continue to be a director of such Purchaser.

         1.07 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the TRLPA.

         1.08 Pre-Tax Loss Adjustment. (a) Not later than 45 days following the Closing Date, Fortress Management, on behalf of the Partners, shall deliver to Purchasers a certificate and supporting documentation (collectively, the "Pre-Tax Income/Loss Certificate"), prepared by Fortress Management, in good faith consistent with past practice and in accordance with generally accepted accounting principles, setting forth thereon Fortress Management's calculation of the Partnerships' Pre-Tax Income/Loss for the period beginning June 14, 2002 and ending on the Closing Date (the "Interim Period"). "Pre-Tax Income/Loss" means the consolidated net income or net loss of the Partnerships before income taxes and goodwill amortization. Purchasers shall have 15 Business Days (the "Dispute Period") after receipt of the Pre-Tax Income/Loss Certificate to independently verify that the determination of Pre-Tax Income/Loss is accurate and to give written notice of any discrepancies to Fortress Management. If Purchasers fail to provide written notice of any discrepancies with Fortress Management's determination of the Pre-Tax Income/Loss within the Dispute Period, then Fortress Management's determination of the Pre-Tax Income/Loss shall be final and binding on each of the Purchasers and the Partnerships for all purposes. In the event that Purchasers notify Fortress Management of any discrepancies within the Dispute Period, and if Purchasers and Fortress Management cannot resolve the discrepancies within 10 Business Days after such notice is delivered to Fortress Management, their dispute shall be promptly submitted to an independent, nationally-recognized public accounting firm jointly selected by Purchasers and Fortress Management (the "Independent Accountant"), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Pre-Tax Income/Loss. The review of the Independent Accountant will be restricted in scope to address only those matters as to which Purchasers and Fortress Management have not reached agreement pursuant to the preceding sentence. The Independent Accountant's determination of the Pre-Tax Income/Loss, which shall be completed as promptly as practicable but in no event later than 15 Business Days following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, each of Purchasers and the Partnerships for all purposes. The fees and expenses of the Independent Accountant shall be prorated between the Partners, on the one hand, and Purchasers, on the other, in proportion to the amounts in dispute resolved against each of them.

         (b) At the Closing, in addition to and not including the Merger Consideration, Purchasers shall place an additional sum of $150,000 into escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement (the "Escrow"). To the extent that there is a Pre-Tax Loss for the Interim Period, and such Pre-Tax Loss is less than $150,000, the Escrow Agent shall pay (i) to the account of the Partners listed in Section 12.01 (in accordance with Annex II hereto) the amount of such Pre-Tax Loss and (ii) to the account of Purchasers listed in Section 12.01 the amount by which $150,000 exceeds the Pre-Tax Loss, after payment to the Partners of the amount of the Pre-Tax Loss, in each case, by wire transfer of immediately available funds. To the extent that there is a Pre-Tax Loss for the Interim Period, and such Pre-Tax Loss is equal to or greater than $150,000, the Escrow Agent shall pay $150,000 to the account of the Partners listed in Section 12.01 (in accordance with Annex II hereto) and Purchasers shall pay the amount by which the Pre-Tax Loss exceeds $150,000, to the account of the Partners by wire transfer of immediately available funds. Any payments to be made pursuant to this paragraph (b) shall be made within three
(3) Business Days after the earliest to occur of (i) the date on which Purchasers notify Fortress Management of Purchasers' agreement with the computation of Pre-Tax Income/Loss for the Interim Period as reflected on the Pre-Tax Income/Loss Certificate delivered by Fortress Management, (ii) the expiration of the Dispute Period without Purchasers having given notice of any discrepancies to Fortress Management or (iii) the date every discrepancy regarding the computation of Pre-Tax Income/Loss for the Interim Period is resolved by the Independent Accountant as provided above.

         1.09 Insurance Matters. The Fortress Group, Inc. ("Fortress") shall continue to list or cause to be listed the Partnerships as named insureds under each insurance policy covering Fortress since May 15, 1996 insofar as they relate to the activities of the Partnerships prior to the Closing Date. In addition, Fortress shall cause Purchasers to be named as additional insureds under each of the such policies insofar as they relate to the activities of the Partnerships prior to the Closing Date.

         1.10 401(k) Plan. Fortress shall, with respect to all employees who are participants in The Fortress Group, Inc. 401(k) Profit Sharing Plan (the "Fortress 401(k) Plan") and are employees of the Partnerships to be merged with either Purchaser, contribute and allocate to the accounts of such participants all employer contributions (including matching contributions with respect to all employee contributions and salary deferrals) for the portion of the current plan year ending on the Closing Date that would otherwise have been made to the Fortress 401(k) Plan for the current 2002 plan year but for the transactions contemplated hereby, without regard to any year of service or last day of year active participant requirements. Fortress shall cause the accounts of all participants in the Fortress 401(k) Plan to be fully vested as of the

Closing Date. As of the Closing Date, any entity merged into either Purchaser shall cease to be eligible to participate in the Fortress 401(k) Plan.

         1.11 Sale of Fortress Management Shares. (a) Fortress shall have the right (the "Sale Right"), to be exercised at any time on or prior to the 30th day following the Closing Date (the "Exercise Date"), to require Purchasers to purchase from Fortress all, but not less than all, of the 100 outstanding shares of common stock, par value $.01 per share (the "Shares"), of Fortress Management owned by Fortress, at an aggregate purchase price of $100 (the "Share Consideration").

         (b) The Sale Right may be exercised by Fortress by delivery of a notice (the "Exercise Notice") to Purchasers on or prior to the Exercise Date, stating that Fortress intends to exercise the Sale Right and certifying that Fortress has valid title to the Shares, free and clear of all liens. As soon as practicable after the exercise of the Sale Right, and in any event within five Business Days thereafter, Purchasers shall pay to Fortress the Share Consideration, by wire transfer of immediately available funds to the account of Fortress listed in the Exercise Notice, or by any other means mutually agreed to by Purchasers and Fortress. Simultaneously, Fortress shall assign, sell, transfer and convey to Purchasers all of its interest in and to the Shares, by delivering to Purchasers a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank.

         (c) Purchasers agree that with respect to the sale of the Shares, they will, if requested to do so in writing by Fortress, make an election pursuant to
Section 338(h)(10) of the Code and all comparable elections under the relevant provisions of state and local tax Laws (the "338 Election") and complete and execute all related forms in form reasonably satisfactory to Fortress, including without limitation Form 8023 (Elections under Section 338 on Corporations Making Qualified Stock Purchases).

         (d) As a material inducement to Purchasers to purchase the Shares, Fortress represents and warrants to Purchasers that Fortress Management has no unpaid state or federal income tax liabilities of any kind or character and will have no state or federal income tax liabilities for the current fiscal year. Fortress hereby agrees to defend, indemnify and hold Purchasers harmless from any state or federal income tax obligations of any kind or character, by audit adjustment or otherwise, of Fortress Management attributable to any period of time through the closing of the purchase of the Shares by Purchasers. The indemnity herein made shall expressly cover and include any income tax arising from the consummation of the Merger or from the 338 Election.

         1.12 Indemnity Agreement. Purchasers agree to indemnify Fortress and hold it harmless from and against any obligations, liabilities or losses arising under (i) any of the leases listed on Section 3.03 of the Disclosure Schedule and (ii) any indemnity, surety or guaranty agreement entered into on behalf of any Partnership by Fortress with HOME of Texas prior to the date hereof and
(iii) any guaranty of Fortress under any of the bonds listed on Section 1.12 of the Disclosure Schedule.

         1.13 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Entities with title to all assets, properties, rights, and approvals of either of the Constituent Entities or to effect the other purposes of this Agreement.


                                   ARTICLE II

                     CONVERSION OF THE PARTNERSHIP INTERESTS

         2.01 Conversion of the Partnership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the Partners:

         (a) Purchase Price Allocation for Each Partnership. Each Partnership Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive that portion of the $23,000,000 in cash as is allocated to the assets of each such Partnership, as set forth on Annex I hereto (the "Merger Consideration"). Purchasers and each Partnership agree that for all income tax purposes including but not limited to the application of Section 1060 of the Code, Purchasers and each such Partnership shall allocate among the assets sold the Merger Consideration in accordance with Annex I hereto, and that such allocations will be used by Purchasers and each such Partnership for purposes of meeting their respective filing obligations on Form 8594 with respect to each such Merger.

         (b) Cancellation of Partnership Interests. The Partnership Interest of each Partnership, when converted into the right to receive cash, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Partnership Interest shall cease to have any rights with respect thereto, except the right to receive the amount of cash to be delivered in consideration thereof.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE PARTNERS AND
                                THE PARTNERSHIPS

         Each Partner and Partnership hereby represents and warrants as of the date hereof to Purchasers as follows:

         3.01 Formation; Qualification; Capitalization. Fortress Management is a corporation duly incorporated and validly existing under the laws of the state of Texas. FHV is a limited liability company duly organized and validly existing under the laws of the state of Delaware. Each Partnership is a limited partnership duly formed under the TRLPA, and is validly existing under the laws of the State of Texas. Each Partnership has all requisite partnership power and authority to own, operate or lease its properties and to carry on its business as now being conducted. All of the outstanding Partnership Interests of the Partnerships are free of all liens, encumbrances, defects and preemptive rights and are fully paid.

         3.02 Authority. Each Partner and Partnership has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Partner and Partnership. This Agreement has been duly and validly executed and delivered by each Partner and Partnership and constitutes the legal, valid and binding obligation of each Partner and Partnership enforceable against such Partner or Partnership, as the case may be, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         3.03 No Conflicts. The execution and delivery by each Partner and Partnership of this Agreement does not, and the performance by the Partners and the Partnerships of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the partnership agreement of each Partnership;

         (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any Partner or Partnership, (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Partners or Partnerships or (ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchasers or any of their affiliates); or

         (c) except as disclosed in Section 3.03 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the Partnerships or to adversely affect the ability of any Partner or Partnership to consummate the transactions contemplated hereby or to perform its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require a Partner or Partnership to obtain any consent or approval of any Person under the terms of, (iv) result in or give to any Person any right of termination, cancellation, or modification under, or
(v) result in the creation or imposition of any Lien upon a Partner or Partnership or any of their Assets and Properties under, any Contract or License to which a Partner or Partnership is a party or by which any of its Assets and Properties is bound.

         3.04 Governmental Approvals and Filings. Except as disclosed in Section
3.04 of the Disclosure Schedule, and except for the filing of the applicable Certificate of Merger with the Secretary of State of the State of Texas, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Partner or Partnership is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.05 No Continuing Obligations. Except as disclosed in Section 3.05 of the Disclosure Schedule or as otherwise provided for herein or in connection with the agreements, instruments and other transactions contemplated hereby, following the Merger there will be no material obligations owing to the Partners by the Partnerships or the Purchasers.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers hereby represent and warrant as of the date hereof to the Partners and the Partnerships as follows:

         4.01 Organization. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         4.02 Authority. The execution and delivery by each Purchaser of this Agreement, and the performance by such Purchaser of its obligations hereunder, have been duly and validly authorized by the board of directors of such Purchaser, no other corporate action on the part of such Purchaser being necessary. This Agreement has been duly and validly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

         4.03 No Conflicts. The execution and delivery by each Purchaser of this Agreement does not, and the performance by such Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

         (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws (or other comparable corporate charter document) of such Purchaser;

         (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Purchaser (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

         (c) except as could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of such Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Purchaser to obtain any consent or approval of any Person under the terms of, or
(iv) result in the creation or imposition of any Lien upon such Purchaser or any of its Assets or Properties under, any Contract or License to which such Purchaser is a party or by which any of its Assets and Properties is bound.

         4.04 Financing. Purchasers have received a letter from Hearthstone, Inc. pursuant to which such entity has committed to make available to Purchasers funds sufficient to pay the Merger Consideration and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.


                                    ARTICLE V

                 COVENANTS OF THE PARTNERS AND THE PARTNERSHIPS

         Each Partner and Partnership covenants and agrees with Purchasers that, at all times from and after the date hereof until the Closing, each Partner and Partnership will comply with all covenants and provisions of this Article V, except to the extent Purchasers may otherwise consent in writing.

         5.01 Regulatory and Other Approvals. Each Partner and Partnership will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of such Partner or Partnership, as the case may be, to consummate the transactions contemplated hereby, including without limitation those described in Sections 3.03 and 3.04 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchasers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchasers in connection with the performance of its obligations under Sections 6.01 and 6.02. Each Partner and Partnership will provide prompt notification to Purchasers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchasers of any communications with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

         5.02 Conduct of Business. The Partner and the Partnerships will conduct the business of the Partnerships only in the ordinary course consistent with past practice.

         5.03 Fulfillment of Conditions. The Partners and the Partnerships will execute and deliver at the Closing each agreement that the Partners and the Partnerships are required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchasers contained in this Agreement and will not intentionally take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Without limitation of the foregoing, the Partners and the Partnerships will proceed diligently and in good faith to cause the Closing to occur on or prior to the Termination Date.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

         Purchasers covenant and agree with the Partners and the Partnerships that, at all times from and after the date hereof until the Closing, Purchasers will comply with all covenants and provisions of this Article VI, except to the extent the Partners or the Partnerships may otherwise consent in writing.

         6.01 Regulatory and Other Approvals. Purchasers will, as promptly as practicable, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchasers to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Partnerships or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with the Partners and Partnerships in connection with the performance of their obligations under Sections 5.01. Purchasers will provide prompt notification to the Partners and Partnerships when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Partners and Partnerships of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

         6.02 Fulfillment of Conditions. Purchasers will execute and deliver at the Closing each agreement that it is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Partners and Partnerships contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Without limitation of the foregoing, Purchasers will proceed diligently and in good faith to cause the Closing to occur on or prior to the Termination Date.


                                   ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF PURCHASERS

         The obligations of Purchasers hereunder to consummate the Merger are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchasers in their sole discretion):

         7.01 Representations and Warranties. The representations and warranties made by the Partners and the Partnerships in this Agreement (other than those made as of a specified date earlier than the date of this Agreement) shall be true and correct in all material respects on and as of the Closing Date as though such representations or warranties were made on and as of the Closing Date, and the representations or warranties made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

         7.02 Performance. The Partners and the Partnership shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Partners or Partnerships at or before the Closing.

         7.03 Officers' Certificates. (a) The Partners and the Partnerships each shall have delivered to Purchasers (i) certificates (each an "Officer's Certificate"), confirming satisfaction of the conditions set forth in Sections
7.01 and 7.02, dated the Closing Date and executed in the name and on behalf of such Partners and Partnerships, as the case may be, by an officer, member or general partner of the Partners and the Partnerships, as the case may be, substantially in the form and to the effect of Exhibits B-1 and B-2 hereto, and
(ii) certificates (each a Secretary's Certificate"), dated the Closing Date and executed by an officer, member or general partner of the Partners and the Partnerships, as the case may be, substantially in the form and to the effect of Exhibits C-1 and C-2 hereto, which shall include, (y) copies of the Organizational Documents of the Partners and the Partnerships, and (z) copies of resolutions of the Partners and the Partnerships approving the execution, delivery, and performance of this Agreement.

         7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order.

         7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, the Partners and the Partnerships to perform their obligations under this Agreement and to consummate the Merger (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.


                                  ARTICLE VIII

                  CONDITIONS TO OBLIGATIONS OF THE PARTNERSHIPS

         The obligations of the Partners and the Partnerships to consummate the Merger are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Partners and the Partnerships in their sole discretion):

         8.01 Representations and Warranties. The representations and warranties made by Purchasers in this Agreement shall be true and correct in all material respects on and as of the

Closing Date as though such representations or warranties were made on and as of the Closing Date.

         8.02 Performance. Purchasers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchasers at or before the Closing.

         8.03 Officers' Certificates. (a)(i) Purchasers shall have delivered to the Partners and the Partnerships a certificate ("Officer's Certificate of Purchaser"), confirming satisfaction of the conditions set forth in Sections
8.01 and 8.02, dated the Closing Date and executed in the name and on behalf of Purchaser, respectively, by an officer, substantially in the form and to the effect of Exhibit D hereto, and (ii) a certificate ("Secretary's Certificate of Purchaser"), dated the Closing Date and executed by an officer of Purchaser, respectively, substantially in the form and to the effect of Exhibit E hereto, which shall include, (y) copies of the Organizational Documents of Purchaser, and (z) copies of resolutions of the board of directors of Purchasers approving the execution, delivery, and performance of this Agreement.

         8.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order.

         8.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser, the Partners and the Partnerships to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

         8.06 Waiver Letter. The waiver letter in the form of Exhibit F hereto shall have been executed by James Edward Horne (the "Waiver Letter").

         8.07 Computer Access and Transfer Agreement. Purchasers and Fortress shall have executed and delivered the Computer Access and Transfer Agreement in the form of Exhibit G hereto.


                                   ARTICLE IX

                       SURVIVAL; NO OTHER REPRESENTATIONS

         9.01 Survival; No Other Representations. (a) The representations and warranties contained in Section 3.01 and 3.02 will survive the Closing until the expiration of the applicable statute of limitations. All other representations and warranties contained in this Agreement shall not survive the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to the Closing Date or after the Closing Date, on the part of either party or its officers, directors, employees, agents and affiliates. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

         (b) Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Partners and the Partnerships are making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets and Properties, except those representations and warranties expressly set forth in
Article II. IT IS EXPRESSLY UNDERSTOOD THAT PURCHASERS TAKE THE ASSETS AND PROPERTIES OF THE PARTNERSHIPS "AS IS" AND "WHERE IS".



                                    ARTICLE X

                                   TERMINATION

         10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned by either the Partners, on the one hand, or Purchaser, on the other, upon notification to the non-terminating party by the terminating party at any time following July 31, 2002 (such date, the "Termination Date"), if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party.

         10.02 Effect of Termination. (a) Upon termination of this Agreement pursuant to Section 10.01, the Partners shall be entitled to retain the full Deposit Amount (which shall be their sole remedy with respect to such termination) and the Escrow Agent shall be instructed to deliver the Deposit Amount to the Partners as a termination fee to reimburse the Partners for, among other things, their cost and expenses incurred in the transaction contemplated, provided however, if at the time of such termination the representations and warranties of the Partners and the Partnerships contained herein are not true and correct in all material respects or the Partners and the Partnerships shall have failed to perform and comply with, in all material respects, the agreements and covenants required by this Agreement to be so performed or complied with by the Partners and the Partnerships at or before the Closing (including the requirement to effect the Closing if all conditions thereto have been satisfied or waived in accordance with the terms hereof), Purchasers shall be entitled to the return of the Deposit Amount and the Escrow Agent shall be instructed to deliver the Deposit Amount to Purchasers as promptly as practicable following such termination.

         (b) Subject to paragraph (a) above, if this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Partnerships or Purchasers (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except that the provisions with respect to expenses in Section 12.03 will continue to apply following any such termination, and except that, if this Agreement has been terminated due to a failure of the Partners or the Partnerships (i) to comply with the covenants contained in Section 5.03 or (ii) to effect the Closing if required to do so hereunder, then in addition to the return of the Deposit Amount, Purchasers shall also be entitled to pursue any rights or remedies against the Partners or the Partnerships which Purchasers may have at Law or in equity (including, without limitation, the right to specific performance).


                                   ARTICLE XI

                                   DEFINITIONS

         11.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "338 Election" has the meaning ascribed to it in Section 1.11(c).

         "Assets and Properties" means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York, Texas or Virginia are authorized or obligated to close.

         "Certificates of Merger" has the meaning ascribed to it in Section
1.04.

         "Closing" has the meaning ascribed to it in Section 1.02.

         "Closing Date" has the meaning ascribed to it in Section 1.02.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Condo Partnerships" has the meaning ascribed to it in the forepart of this Agreement.

         "Condo Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

         "Constituent Entities" has the meaning ascribed to it in Section 1.01.

         "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

         "Deposit Amount" has the meaning ascribed to it in Section 1.03.

         "Disclosure Schedule" means the record delivered to Purchasers by the Partnerships herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Partnerships pursuant to this Agreement.

         "Dispute Period" has the meaning ascribed to it in Section 1.08(a).

         "Effective Time" has the meaning ascribed to it in Section 1.04.

         "Escrow" has the meaning ascribed to it in Section 1.08(b).

         "Escrow Agent" and "Escrow Agreement" have the meanings ascribed to them in Section 1.03.

         "Exercise Date" has the meaning ascribed to it in Section 1.11(a).

         "Exercise Notice" has the meaning ascribed to it in Section 1.11(b).

         "Existing Policy" has the meaning ascribed to it in Section 1.09(b).

         "FHV" has the meaning ascribed to it in the forepart of this Agreement.

         "Fortress" has the meaning ascribed to it in Section 1.09(a).

         "Fortress 401(k) Plan" has the meaning ascribed to it in Section
1.10(a).

         "Fortress Management" has the meaning ascribed to it in the forepart of this Agreement.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any domestic, county, city or other political subdivision.

         "Homebuilding Partnerships" has the meaning ascribed to it in the forepart of this Agreement.

         "Homebuilding Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Independent Accountant" has the meaning ascribed to it in Section 1.08(a).

         "Interim Period" has the meaning ascribed to it in Section 1.08(a).

         "Laws" means all laws, statutes, rules, regulations, and ordinances of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Liens" means any mortgage, hypothecation, pledge, assessment, security interest, movable security, lease, lien, adverse claim, levy, defect of title, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing and any other rights of third parties relating to the property, including rights of set-off, voting trusts and other encumbrances of any kind.

         "Merger" has the meaning ascribed to it in the forepart of this Agreement.

         "Merger Consideration" has the meaning ascribed to it in Section
2.01(a).

         "Officer's Certificate" has the meaning ascribed to it in Section 7.03(a).

         "Officer's Certificate of Purchaser" has the meaning ascribed to it in
Section 8.03(a).

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Organizational Documents" means (i) with respect to an entity that is a corporation, its certificate or articles of incorporation and bylaws and any other charter or organizational documents, (ii) with respect to an entity that is a limited liability company, its certificate or articles of formation and operating agreement and any other charter or organizational documents, and (iii) with respect to an entity that is a limited partnership, its certificate of limited partnerships and partnership agreement an any other charter or organizational documents, in each case as amended and/or restated as of the Closing Date.

         "Partners" has the meaning ascribed to it in the forepart of this Agreement.

         "Partnerships" has the meaning ascribed to it in the forepart of this Agreement.

         "Partnerships Interests" has the meaning ascribed to it in the forepart of this Agreement.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Pre-Tax Income/Loss Certificate" has the meaning ascribed to it in
Section 1.08(a).

         "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

         "Sale Right" "Shares" and "Share Consideration" have the meanings ascribed to them in Section 1.11(a).

         "Secretary's Certificate" has the meaning ascribed to it in Section 7.03(a).

         "Secretary's Certificate of Purchaser" has the meaning ascribed to it in Section 8.03(a).

         "Surviving Entities" has the meaning ascribed to it in Section 1.01.

         "Termination Date" has the meaning ascribed to it in Section 10.01(a).

         "TRLPA" has the meaning ascribed to it in Section 1.01.

         "Waiver Letter" has the meaning ascribed to it in Section 8.06.

         (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Partnerships. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE XII

                                  MISCELLANEOUS

         12.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (by postage prepaid registered or certified), return receipt requested, to the parties at the following addresses or facsimile numbers:

                  If to Purchasers, to:

                  Partnership Acquisition Co.
                  8716 N. Mopac Suite 100
                  Austin, Texas  78758
                  Facsimile No.:  (512) 338-1836
                  Attn:  Mr. James Edward Horne

                  with a copy to:

                  Phil Mockford
                  P.O. Box 1642
                  Austin, TX  78767
                  Facsimile No.: (512) 478-2772

                  If to any Partner or Partnership, to:

                  The Fortress Group, Inc.
                  1650 Tysons Boulevard, Suite 600
                  McLean, Virginia 22102
                  Attention:  Mr. George Yeonas
                  Facsimile No.  (703) 442-7730

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Facsimile No.  (212) 530-5219
                  Attention:  Dennis F. Dunne, Esq.

                  Wire Transfer Instructions of the Partners:

                  Bank:        First Union Bank, Roanoke, VA.
                  ABA No.:     ABA 051 400 549
                  Beneficiary: The Fortress Group, Inc., a/c # 206 520 348 9513

                  Wire Transfer Instructions of Purchasers:

                  50% of Wire Transfer to the Following:
                  Bank: Bank One Texas
                  Account No.: 636253072
                  ABA No.: 111000614
                  Account Holder:  Wilshire Management, Inc.

                  50% of Wire Transfer to the Following:
                  Bank: Bank of America, Inc.
                  Account No.: 001390032525
                  ABA No.:  111000025
                  Account Holder:  Hearthstone, Inc.
                  Reference: Wilshire Transaction

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt if received on a Business Day and on the next Business Day if received on a day that is not a Business Day, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         12.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation that certain letter agreement with respect to confidentiality between the parties dated April 18, 2002, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

         12.03 Expenses. Whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         12.04 Mortgage Services Arrangement. Purchasers and Fortress Mortgage, Inc. or another mortgage company owned by Lennar Corporation shall have used commercially reasonable efforts to reach agreement on the terms of a joint venture agreement with respect to mortgage banking services. The parties shall commence discussions with the use of the joint venture agreement in the form attached hereto as Exhibit H; provided however, the parties shall not be obligated to agree to the terms contained herein. The execution and delivery of such a joint venture agreement shall not be a condition to the obligations of either the Partners or the Partnership to consummate the Merger.


         12.05 Public Announcements. Without the prior written consent of the other parties hereto, neither party hereto will, and will cause their respective representatives not to, make any release to the press or other public disclosure at any time prior to the Closing with respect to any of the transactions contemplated by this Agreement, except for such public disclosure as may be necessary, in the written opinion of counsel, for the party proposing to make the disclosure not to be in violation of or default under any applicable Law or Order, and then only upon prior notice and review of such disclosure by the other party.

         12.06 Confidentiality. Each party hereto will hold, and will use its reasonable efforts to cause its respective affiliates, directors, employees, agents and representatives to hold, in strict confidence from any Person (other than any such affiliate or representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchasers' use of documents and information concerning the Partners and the Partnerships furnished by or on behalf of the Partners and Partnerships hereunder.

         12.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         12.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         12.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

         12.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchasers may assign any or all of their rights, interests and obligations hereunder to a directly wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchasers of their obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         12.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         12.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         12.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent the TRLPA is mandatorily applicable.

         12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                     PARTNERSHIP ACQUISITION CO.

                                     By:__________________________
                                        Name:
                                        Title:


                                     CONDO ACQUISITION CO.

                                     By:__________________________
                                        Name:
                                        Title:


                                     FORTRESS MANAGEMENT, INC.

                                     By:_____________________________
                                        Name:
                                        Title:


                                     FORTRESS HOLDING-VIRGINIA, LLC

                                     By:_____________________________
                                        Name:
                                        Title:


                                     WILSHIRE HOMES, LTD.

                                     By:  Fortress Management, Inc.
                                          as General Partner

                                              By:_____________________________
                                                 Name:
                                                 Title:

                                     WILSHIRE HOMES SAN ANTONIO, LTD.

                                     By:  Fortress Management, Inc. as
                                          General Partner

                                              By:_____________________________
                                                 Name:
                                                 Title:


                                     BUFFINGTON HOMES OF TEXAS, LTD.

                                     By:  Fortress Management, Inc. as
                                          General Partner

                                              By:_____________________________
                                                 Name:
                                                 Title:


                                     CAHILL CONDO PARTNERS, LTD.

                                     By:  Fortress Management, Inc. as
                                          General Partner

                                              By:_____________________________
                                                 Name:
                                                 Title:


                                     RETREAT AT ANDERSON OAKS, LTD.

                                     By:  Fortress Management, Inc. as
                                          General Partner

                                              By:_____________________________
                                                 Name:
                                                 Title:



With respect to Sections 1.09 through 1.12 only:

THE FORTRESS GROUP, INC.

By:__________________________
     Name:
      Title:

                                     ANNEX I

              Allocation of Merger Consideration among the Partners

         Annex I to be prepared in mutually acceptable form and with mutually acceptable allocations initialed by the parties and attached at or prior to Closing.

                                    ANNEX II

                 Allocation of Escrow amount among the Partners